Consent of Independent Registered Public Accounting Firm
The Board of Directors
Fulton Financial Corporation:
We consent to the incorporation by reference in the Registration Statement on Form S-3, which amends Form S-3ASR dated December 27, 2005, of Fulton Financial Corp. of our reports dated March 1, 2007, with respect to the consolidated balance sheets of Fulton Financial Corporation as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Fulton Financial Corp and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLC
Philadelphia, Pennsylvania
April 24, 2007